Exhibit 10.31

SERVICE AGREEMENT

Between the undersigned:

The company ALTAIRNANO NANOMATERIALS, Inc. a Nevada corporation, with offices at 204 Edison, RENO, NV 89502, USA, hereby represented by Alan Gotcher in his capacity as CEO;

hereinafter referred to as "ALTAIRNANO",

And

The company MELPAR BVBA incorporated under Belgian law having its registered office at 3071 ERPS-KWERPS, Kammestraat 7, Belgium, hereby represented by Rik DOBBELAERE in his capacity of Director;

hereinafter referred to as "MELPAR",

IT IS SET FORTH :

Whereas ALTAIRNANO is engaged in the business of nanotechnology and wants to develop its business in Europe. MELPAR has experience and expertise in this area. ALTAIRNANO now desires to retain MELPAR to render the appropriate services.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Definitions

Unless a different meaning results obviously from the context, the following terms used in the present Agreement shall be understood to mean:

1.1.	Agreement: this agreement and the appendices considered to be an integral part of it;

1.2.	Services: the services of which a description is presented in article 3 of the present Agreement;

Article 2 -  Subject matter

Subject to the terms and conditions of this Agreement, MELPAR undertakes to perform the Services for the benefit of ALTAIRNANO, which accepts.

Article 3 -  Services

3.1.	The services of MELPAR shall include:

-
Examine the full potential for ALTAIRNANO business in the region and develop a Pan-European model to grow the business, primarily through geographic expansion, strategic partnerships, potential service models, acquisition opportunities;

-
Assisting the CEO and Management Team in its leading and managing of ALTAIRNANO's activities in Europe toward its primary objectives, especially growth of sales revenues, operating income, return on assets and customer satisfaction;

-	Assist the CEO and senior management teams, to develop and enhance corporate strategy;

-	Assist the CEO to identify, investigate and acquire intellectual property, and synergistic companies;

-
Develop and drive the implementation of the sales and marketing strategy and action plans at European level, including market research, industry trends and the competition, with responsibility for the marketing plan, pricing, new product launch plans, development of brand communication, customer service, etc.

-
Focus on the customer needs, provide solutions (products, systems and services...) and develop strong partnerships with key distributors & manufacturers, solidifying a commercial network where appropriate;

-	Advise the CEO and Management Team on important regional developments and develop new marketing and sales concepts or strategies in response to opportunities;

The Services shall be supplied in accordance with the terms and conditions of this agreement.

3.2.
MELPAR agrees, during the period he provides Services under this Agreement to ALTAIRNANO, to exercise its activities pursuant to this Agreement in the sole interest of ALTAIRNANO, and this in view of the development and the stimulation of the profitability of ALTAIRNANO.

3.3.	The services will be performed during no less than 200 working days per year.
3.4.
MELPAR undertakes to execute the Services in the approved manner, to safeguard ALTAIRNANO's interests and to act loyally and in good faith. MELPAR undertakes to report in writing, on a regular basis, relating to the Services rendered.

3.5.	MELPAR shall, for the supply of the Services provided for in this Agreement, place Rik DOBBELAERE (hereafter referred to as "In-charge Person") at the disposal of ALTAIRNANO.

MELPAR shall ensure that the person entrusted with the supply of the Services as well as all other personnel of MELPAR shall be bound by the terms and conditions of this agreement.

During the execution of this Agreement, no change or replacement of the In-charge Person can take place without common agreement of the Parties, confirmed in writing by ALTAIRNANO, on the identity of the new In-charge Person, as well as other potential conditions.

Should illness or whatever other circumstance prevent the In-charge Person from supplying the Services for a temporary period not exceeding three (3) months, he shall, subject to common agreement between the Parties and written approval by ALTAIRNANO, be replaced by another person who will be entrusted with the duty to render the Services.

Should, after a period of three (3) months following the first day of incapacity of work, no person with a similar education, knowledge and experience be appointed to replace the In-charge Person or should no such proposal be made by MELPAR, ALTAIRNANO shall have the right, subject to a duly motivated letter delivered by recorded mail, to terminate this agreement automatically and without indemnity.

Should the In-charge Person die or be subject to a long (i.e. more than three months) or definitive incapacity of work, ALTAIRNANO shall have the right, without prejudice to its right, definitively or not, to agree upon replacement of the In-charge Person, subject to a duly motivated letter delivered by recorded mail, to terminate this agreement automatically and without indemnity.

Article 4 -  Independence

4.1.	Within the scope of this Agreement MELPAR nor the In-charge person shall be under the ALTAIRNANO's authority.

MELPAR exercises his activities in his own way and according to his own discretion.

4.2.
All and any documents exchanged, correspondence and negotiations carried on between ALTAIRNANO and MELPAR shall be considered indispensable instruments enabling the parties to perform their tasks in accordance with their engagements. Under no circumstances shall they be construed as evidence for any authority of ALTAIRNANO over MELPAR.

4.3.
MELPAR shall comply with the legal social, fiscal and commercial obligations applicable to independent enterprises (contributions in the field of social security, advance levy on professional income, VAT, Crossroads Bank for Entreprises, ...).

Article 5 - Duration and termination

5.1.	The present Agreement is concluded for an indefinite duration. Each party can terminate the agreement observing a notice period of 3 months by means of a registered letter.

However, if ALTAIRNANO terminates the Agreement, a cancellation fee will be due as follows:
- first 6 months: 3 months
- 6 to 12 months: 6 months
- 12 to 24 months (first renewal or in case of non renewal): 12 months
- more than 24 months: 18 months

The cancellation fee is calculated on the total of the annual contract value and bonus (target if no bonus has been paid out yet)

5.2.
Each party is entitled to terminate the present Agreement by law and with immediate effect if the other party should seriously infringe its contractual obligations and fails to correct or to stop this infringement upon receipt of a written reminder in which the defaulting party is requested to correct or to stop the infringement within 10 days as from the receipt thereof.

5.3.	Any notice or termination of the present Agreement shall be effected by means of a registered letter.

Article 6 - Consideration and reimbursement of expenses

6.1.	In consideration for the Services, MELPAR shall be paid immediately upon receipt of the invoice sub. article 7.2. a sum of EUR 22.000,00, VAT excl., on a monthly basis (the" Monthly Consideration").

6.2.
MELPAR shall issue at the beginning of each month, starting from the first month after the date of execution of this Agreement, an invoice with regard to the installments specified in article 7.1. pertaining to such month.

6.3.	MELPAR shall also be entitled to a yearly bonus via Aitairnano Incentive Bonus Plan of 60% .

6.4.	ALTAIRNANO shall reimburse the specific expenses at its expense and incurred by MELPAR in the performance of the Services upon the production of supporting written proof.

6.5.	Any amount due and not paid on due date will likewise automatically bear interest of 10% a year, acquired day by day.

Article 7 - Consequences of termination of the present Contract

7.1.
In the event of termination of the present Agreement in accordance with the above Article 5, MELPAR shall return all and any documents which have been put at his disposal by ALTAIRNANO or with the latter's approval, to ALTAIRNANO within .. days as from the termination of the present Agreement at the latest.

7.2.	The termination of the present Agreement for whatever reason shall not prejudice the rights acquired by each party.

Article 8 - Confidentiality.

8.1.
MELPAR recognizes and agrees to sign ALTAIRNANO's Confidential Information, Non solicitation, Invention and Arbitration Agreement for an Independent Service Provider (separate document) prior to commencement of any work under this agreement.

8.2.	However, if the content of the agreement sub. article 9.1. should be contrary to the stipulations of the undersigned Agreement, the latter shall prevail.

Article 9 - Non competition.

9.1.
MELPAR represents, warrants and covenants that (1) MELPAR is not bound by any non competition, confidentiality or similar covenant designed to protect the business and property of another person that would prohibit or restrict Service Company's performance of the Services hereunder, (2) MELPAR has the full and unrestricted right to disclose any and all information, knowledge or data disclosed or to be disclosed to ALTAIRNANO in the course of performing the Services, and (3) ALTAIRNANO shall have the full and unrestricted right and license to use, disseminate and publish all such information, knowledge and data as it may see fit, subject only to such prior rights of others as may be disclosed to ALTAIRNANO at the time the respective information, knowledge or data is disclosed to ALTAIRNANO.

9.2.	ALTAIRNANO and MELPAR further agree, and MELPAR covenants as follows:

a)
During the term of this Agreement and for a period of twelve (12) months following termination or expiration of this Agreement, (the "Restricted Period"), MELPAR shall not, directly or indirectly, hire or solicit any person who is or within the preceding twelve (12) months has been an employee of ALTAIRNANO.

b)
During the Restricted Period, Service Company shall not, directly or indirectly, call upon, solicit, divert or attempt to solicit or to divert any of the customers, suppliers or business contacts of ALTAIRNANO.

Article 10 - Miscellaneous Provisions.

10.1.
Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as DI-11_, or by telefax communication with an acknowledgment by the recipient.

10.2.
Notices shall be delivered to the address or facsimile number set out in the preamble of this Agreement unless, provided that any party may change the address or facsimile number to which notice or payment is to be made by written notice to the other party under any provision of this Section.

Article 11 - Divisibility

11.1.
If any part or any clause of the present Agreement is for whatever reason found to be invalid or unenforceable, the remaining parts or clauses shall not be affected by this and shall remain valid and enforceable as if the invalid or unenforceable parts or clauses were not part of the present Agreement.

11.2.	Any such part or clause shall be replaced by a provision which, inasmuch as this is legally possible, comes closest to what the parties aimed at in the part or clause concerned.

Article 12 - Non-transferability

The present Agreement and the rights and obligations ensuing from it for the ALTAIRNANO and MELPAR are neither directly nor indirectly transferable without the other party's written consent.

Article 13 - Entire agreement

13.1.	The present Agreement constitute the entire agreement between the parties as regards the subject matter of the present Contract and replace any previous negotiations and agreements.

13.2.	Unless if explicitly otherwise provided in the present Agreement the latter can only be modified or amended by means of a written agreement signed by duly authorized representatives of both parties.

Article 14 - Applicable law and competent court of law

14.1.	The present Agreement shall be governed by and construed according to Belgian law.

14.2.	The courts of Brussels shall have exclusive jurisdiction over any dispute ensuing from the present Agreement between the parties.

Thus drawn up at ... on January 23, 2008 in 2 copies, of which each party acknowledges having received one (1) original copy.

/s/ Alan Gotcher For ALTAIRNANO Alan Gotcher, CEO Feb 11, 2008	/s/ signature FOR MELPAR

BVBA MELPAR Kammestraat 7 3071 ERPS-KWERPS Reno, 23 January 2008

Dear Mister DOBBELAERE,

CONCERNS: SERVICE AGREEMENT

I refer to the Service Agreement signed between parties on the 23 of January 2008.

I would like to draw your attention to the fact that MELPAR is sole responsible for the appropriate declaration in his corporate tax return of the gross indemnity as mentioned in article 7 in the Service Agreement and the qualification given to the aforesaid gross indemnity as well as for the payment of the due taxes and assumes full responsibility and it will be liable for any damage caused by the breach of this obligation. MELPAR will be obliged to indemnify ALTAIRNANO.

ALTAIRNANO may wish to make an employment offer to Rik Dobbelaere at the end of each 12 month of the Service Agreement with MELPAR. In case such offer is made, the offer should maintain/improve the financial, social security and legal interests of Rik Dobbelaere.

Moreover, ALTAIRNANO may decide to establish an European headquarter in any place in Europe, other than Belgium. Whilst it is understood that relocation can not be imposed, any cost and expense of relocation, if it were to occur, or cost and expense in case of no relocation, would be compensated.

May I ask you to sign this letter for agreed and send us back a copy.

Kind regards,

/s/ Alan Gotcher Alan Gotcher, CEO Altairnano	/s/ signature